Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
Outlines Transform and Grow Strategy; Provides 2023 Outlook

Richardson, TX, March 8, 2023 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fourth quarter and fiscal year ended December 31, 2022.

Fourth Quarter and Full Year Summary

•Fourth quarter worldwide net sales decreased to $499 million, down 17% on a reported basis and 12% in constant currency with sales declines across all regions. Growth in the Company’s direct to consumer channel was offset by declines in wholesale.

•Full year worldwide net sales decreased to $1,682 million, down 10% on a reported basis and 5% in constant currency with wholesale channel sales down 11% in constant currency and direct to consumer channel sales up 5%, including comparable retail sales growth of 15%.

•Full year operating loss was $1 million compared to operating income of $93 million a year ago. Adjusted operating income decreased to $7 million, or 0.4% of net sales, compared to an adjusted operating income of $124 million, or 6.6% of net sales, last year.

•Full year diluted loss per share was $0.85 and adjusted loss per share was $0.71, as compared to diluted earnings per share of $0.48 and adjusted earnings per share of $1.12 in the prior year.

•As of December 31, 2022, cash and cash equivalents of $199 million.

“Our teams navigated a dynamic macro environment in 2022,” said Kosta Kartsotis, Chairman and CEO. “Despite ongoing inflationary pressures and other global headwinds, we made solid progress in our core initiatives to advance our digital roadmap and build FOSSIL brand heat. The year came to a challenging close – against the backdrop of a retail landscape marked by elevated wholesale inventories and increased promotional activity, strength in our direct to consumer business was more than offset by soft topline trends in our wholesale channel globally.”

“While we expect external market dynamics to remain fluid, we are committed to improving our financial performance through our Transform and Grow Plan, designed to reduce our operating expenses, improve operating margin, enhance operational effectiveness, and advance our path to profitable growth.”

Fourth Quarter 2022 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $499.1 million, a decrease of 17% on a reported basis and 12% in constant currency compared to $604.2 million in the fourth quarter of fiscal 2021. Net sales, in constant currency, decreased 13% in Asia and 12% each in the Americas and Europe versus the same quarter last year. Wholesale sales declined 24%, partially offset by 8% growth in our direct to consumer channels. Within our direct to consumer channels, comparable retail sales grew

17%. Traditional watch sales declined 15% in constant currency in the fourth quarter, while smartwatch sales decreased 32%, reflecting lower consumer demand across geographies and channels as compared to the prior year period. The leathers category grew 30% and jewelry sales decreased 3% in constant currency during the fourth quarter. From a brand lens, MICHAEL KORS, EMPORIO ARMANI and FOSSIL sales decreased in the fourth quarter. FOSSIL branded sales decreased 2% in constant currency with growth in leathers and jewelry more than offset by declines in watches.

•Gross profit totaled $235.4 million compared to $302.4 million in the fourth quarter of 2021. Gross margin decreased 290 basis points to 47.2% versus 50.1% a year ago. The year-over-year decrease primarily reflects an unfavorable currency impact, increased freight costs and increased promotions. These costs were partially offset by increased net foreign currency hedging contract gains in the current year as compared to the prior year and favorable product mix.

•Operating expenses totaled $234.1 million compared to $255.2 million a year ago. As a percentage of net sales, operating expenses were 46.9% in the fourth quarter of 2022 compared to 42.2% in the prior year fourth quarter. Selling, general and administrative (“SG&A”) expenses were $232.2 million compared to $249.1 million in the fourth quarter of 2022, a reduction of 7%. As a percentage of net sales, SG&A expenses were 46.5% in the fourth quarter of 2022 compared to 41.2% in the prior year fourth quarter, largely driven by deleveraging on lower sales.

•Operating income decreased to $1.3 million compared to $47.2 million in the fourth quarter of 2021. Operating margin was 0.3% in the fourth quarter of 2022 compared to 7.8% in the prior year fourth quarter. Adjusted operating income totaled $3.2 million compared to $53.3 million in the fourth quarter of 2021. Adjusted operating margin was 0.6% in the fourth quarter of 2022 compared to 8.8% in the prior year fourth quarter.

•Interest expense increased to $5.8 million compared to $4.8 million in the fourth quarter of 2021, primarily driven by higher debt balances.

•Other income (expense) was income of $0.5 million compared to expense of $15.3 million, including a $13.0 million loss on extinguishment of debt, in the fourth quarter of 2021.

•Income (loss) before income taxes was $(4.0) million compared to $27.1 million in the fourth quarter of 2021.

•Adjusted EBITDA was $12.1 million, or 2.4% of net sales in the fourth quarter of 2022 and $57.6 million, or 9.5% in the prior year period.

•Provision for income taxes was expense of $5.5 million, resulting in an effective income tax rate of (136.4)% compared to expense of $7.3 million and an effective tax rate of 26.8% in the prior year. The effective tax rate in the fourth quarter of 2022 was unfavorable as compared to the prior year due to a higher level of foreign losses for which no tax benefit can be accrued.

•Net loss totaled $9.4 million with loss per diluted share of $0.18, which compares to a net income of $19.6 million and earnings per diluted share of $0.37 in the prior year period. Adjusted net loss for the quarter was $7.0 million with adjusted loss per diluted share of $0.14 compared to adjusted net income of $33.6 million with adjusted earnings per diluted share of $0.64 in the prior year period. During the fourth quarter of 2022, currencies unfavorably affected income per diluted share by approximately $0.08.

 Full Year 2022 Operating Results

•Net sales totaled $1.7 billion, a decrease of 10% on a reported basis and 5% in constant currency compared to $1.9 billion in full year 2021. Net sales, in constant currency, declined in all regions with Asia at 12%, the Americas at 5% and Europe at 1% versus the prior year. Wholesale sales declined 11% in constant currency, partially offset by 5% growth in our direct to consumer channels. Within our direct to consumer channels, comparable retail sales grew 15%. Traditional watch sales decreased 6% in constant currency and smartwatch sales decreased 28%, reflecting lower consumer demand across geographies and channels versus the prior year. The leathers category grew 17% and jewelry sales increased 5% in constant currency during 2022. From a brand perspective, EMPORIO ARMANI, MICHAEL

KORS, and FOSSIL sales declined in the current year. FOSSIL branded sales decreased 1% in constant currency with growth in leathers, traditional watches and jewelry more than offset by declines in smartwatches.

•Gross profit totaled $830.7 million compared to $966.4 million in 2021. Gross margin decreased 230 basis points to 49.4% versus 51.7% a year ago. The gross margin decrease primarily reflects increased freight costs, the non-recurrence of the prior year's tariff reductions and unfavorable currency changes. These costs were partially offset by increased net foreign currency hedging contract gains in the current year as compared to the prior year and favorable product mix.

•Operating expenses totaled $832.2 million compared to $873.7 million in fiscal year 2021. As a percentage of net sales, operating expenses were 49.5% for full year 2022 compared to 46.7% in the prior year. SG&A expenses were $823.7 million compared to $842.6 million in fiscal year 2021, a reduction of 2%. As a percentage of net sales, SG&A expenses were 49.0% in full year 2022 compared to 45.1% in the prior year, mainly driven by deleveraging on lower sales.

•Operating income (loss) was a loss of $1.5 million compared to income of $92.6 million in full year 2021. Operating margin was (0.1)% for full year 2022 compared to 5.0% in the prior year. Adjusted operating income totaled $7.0 million compared to $123.7 million in full year 2021. Adjusted operating margin was 0.4% for full year 2022 compared to 6.6% in the prior year.

•Interest expense decreased to $19.2 million compared to $25.1 million in full year 2021, primarily driven by lower debt issuance cost amortization.

•Other income (expense) was an expense of $1.4 million, compared to expense of $14.5 million, including a $13.0 million loss on extinguishment of debt, in full year 2021.

•Income (loss) before income taxes was a loss of $22.1 million compared to income of $53.1 million in the prior year.

•Adjusted EBITDA was $36.1 million, or 2.1% of net sales in full year 2022 and $159.6 million, or 8.5% of net sales in the prior year.

•Provision for income taxes was an income tax expense of $21.4 million, resulting in an effective tax rate of (96.7)%, compared to 49.8% in fiscal year 2021. The 2022 effective rate was unfavorably impacted by the low level of pre-tax earnings and valuation allowances on deferred tax assets whereas the 2021 effective rate benefited from a higher level of earnings, partially offset by the unfavorable impact of GILTI and valuation allowances on deferred tax assets.

•Net loss totaled $44.2 million with loss per diluted share of $0.85, which compares to net income of $25.4 million and earnings per diluted share of $0.48 in the prior year period. Adjusted net loss was $36.6 million with adjusted loss per diluted share of $0.71 compared to adjusted net income of $59.2 million with adjusted earnings per diluted share of $1.12 in the prior year period. During full year 2022, currencies unfavorably affected loss per diluted share by approximately $0.29.

Balance Sheet Summary

As of December 31, 2022, the Company had $199 million of cash and cash equivalents and $141 million of availability under its revolving credit facility. Inventories at year-end totaled $376 million, an increase of 8% versus a year ago. Total debt at year end was $216 million.

Transform and Grow Plan and 2023 Outlook

The Company recently announced a Transform and Grow Plan (“TAG Plan”), designed to reduce operating expenses, improve operating margins and advance the Company’s commitment to profitable growth. The TAG Plan is expected to generate annualized cost savings of approximately $100 million by the end of 2024. In connection with the TAG Plan, the Company expects to incur charges of approximately $25 million to $30 million in 2023, including approximately $10 million in the first quarter of 2023.

For full year 2023, the Company expects worldwide net sales to decline approximately 5% to net sales growth of 1%. The Company also expects full year adjusted operating income(1) margin in the range of approximately 0% to 3%. The annual revenue guidance range estimates the impact of foreign currency translation at prevailing rates to be flat on a full year basis with approximately 2 to 2.5 points of negative impact in the first half of the fiscal year and approximately 2 points of benefit in the second half of the fiscal year.

(1) A reconciliation of Adjusted operating income, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted operating income.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty, the effect of worldwide economic conditions; the effect of the COVID-19 pandemic; risks related to the success of the multi-year profit improvement initiative; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
($ in millions, except per share data):	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net sales	$499.1	$604.2	$1,682.4	$1,870.0
Cost of sales	263.7	301.8	851.7	903.6
Gross profit	235.4	302.4	830.7	966.4
Gross margin (% of net sales)	47.2%	50.1%	49.4%	51.7%
Operating expenses:
Selling, general and administrative expenses	232.2	249.1	823.7	842.6
Trade name impairments	—	—	—	—
Other long-lived asset impairments	1.2	2.9	2.4	9.2
Restructuring charges	0.7	3.2	6.1	21.9
Total operating expenses	$234.1	$255.2	$832.2	$873.7
Total operating expenses (% of net sales)	46.9%	42.2%	49.5%	46.7%
Operating income (loss)	1.3	47.2	(1.5)	92.7
Operating margin (% of net sales)	0.3%	7.8%	(0.1)%	5.0%
Interest expense	5.8	4.8	19.2	25.1
Other income (expense) - net	0.5	(15.3)	(1.4)	(14.5)
Income (loss) before income taxes	(4.0)	27.1	(22.1)	53.1
Provision for income taxes	5.5	7.3	21.4	26.5
Less: Net income attributable to noncontrolling interest	(0.1)	0.2	0.7	1.2
Net income attributable to Fossil Group, Inc.	$(9.4)	$19.6	$(44.2)	$25.4
Earnings per share:
Basic	$(0.18)	$0.38	$(0.85)	$0.49
Diluted	$(0.18)	$0.37	$(0.85)	$0.48
Weighted average common shares outstanding:
Basic	51.8	52.1	51.8	52.0
Diluted	51.8	52.9	51.8	52.8

Consolidated Balance Sheet Data ($ in millions):	December 31, 2022	January 2, 2021
Assets:
Cash and cash equivalents	$198.7	$250.8
Accounts receivable - net	206.1	255.1
Inventories	376.0	346.9
Other current assets	164.5	169.9
Total current assets	945.3	1,022.7
Property, plant and equipment - net	79.9	89.8
Operating lease right-of-use assets	156.9	177.6
Intangible and other assets - net	56.0	78.6
Total long-term assets	292.8	346.0
Total assets	$1,238.1	$1,368.7

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$425.6	$535.0
Short-term debt	0.3	0.6
Total current liabilities	425.9	535.6
Long-term debt	216.1	141.4
Long-term operating lease liabilities	150.2	174.5
Other long-term liabilities	42.9	51.8
Total long-term liabilities	409.2	367.7
Stockholders’ equity	403.0	465.4
Total liabilities and stockholders’ equity	$1,238.1	$1,368.7

Constant Currency Financial Information
The following tables present our business segment and product net sales on a constant currency basis, which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales				Net Sales
	For the 13 Weeks Ended				For the 52 Weeks Ended
	December 31, 2022			January 1, 2022	December 31, 2022			January 1, 2022
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$229.5	$1.7	$231.2	$262.9	$744.0	$3.7	$747.7	$785.9
Europe	165.2	19.6	184.8	210.7	541.3	61.1	602.4	610.2
Asia	98.0	9.2	107.2	123.5	377.6	22.0	399.6	455.2
Corporate	6.4	—	6.4	7.1	19.5	0.1	19.6	18.7
Total net sales	$499.1	$30.5	$529.6	$604.2	$1,682.4	$86.9	$1,769.3	$1,870.0

Product Categories:
Watches:
Traditional watches	$328.6	$19.3	$347.9	$409.7	$1,158.9	$56.9	$1,215.8	$1,288.5
Smartwatches	46.9	3.5	50.4	73.8	151.6	9.3	160.9	223.9
Total Watches	$375.5	$22.8	$398.3	$483.5	$1,310.5	$66.2	$1,376.7	$1,512.4
Leathers	67.3	2.7	70.0	53.8	178.5	6.3	184.8	157.6
Jewelry	47.6	4.5	52.1	53.8	154.1	12.6	166.7	158.8
Other	8.7	0.5	9.2	13.1	39.3	1.8	41.1	41.2
Total net sales	$499.1	$30.5	$529.6	$604.2	$1,682.4	$86.9	$1,769.3	$1,870.0
`

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

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The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	Fiscal 2022
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (loss) before income taxes	$(16.7)	$(16.9)	$15.5	$(4.0)	$(22.1)
Plus:
Interest expense	4.0	4.3	5.1	5.8	19.2
Amortization and depreciation	6.2	5.8	5.6	5.7	23.3
Impairment expense	0.3	0.2	0.6	1.2	2.4
Other non-cash charges	(0.2)	(0.2)	(0.4)	(0.3)	(1.1)
Stock-based compensation	2.2	3.8	(0.3)	2.3	8.0
Restructuring expense	2.6	2.9	—	0.7	6.1
Unamortized debt issuance costs included in loss on extinguishment of debt	—	—	—	1.1	1.1
Less:
Interest Income	0.1	0.2	0.1	0.4	0.8
Adjusted EBITDA	$(1.7)	$(0.3)	$26.0	$12.1	$36.1

	Fiscal 2021
($ in millions):	Q1	Q2	Q3(1)	Q4	Total
Income (loss) before income taxes	$(22.2)	$7.3	$40.9	$27.1	$53.1
Plus:
Interest expense	7.3	6.5	6.4	4.8	25.1
Amortization and depreciation	8.9	7.5	7.0	6.2	29.6
Impairment expense	4.5	1.3	0.6	2.9	9.2
Other non-cash charges	(0.2)	(0.4)	1.1	(0.6)	(0.1)
Stock-based compensation	1.8	2.5	2.9	2.4	9.5
Restructuring expense	7.5	5.7	5.4	3.2	21.9
Unamortized debt issuance costs included in loss on extinguishment of debt	—	—	—	11.7	11.7
Less:
Interest Income	0.1	0.1	0.1	0.1	0.4
Adjusted EBITDA	$7.5	$30.3	$64.2	$57.6	$159.6
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended December 31, 2022
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Restructuring expenses	Unamortized debt issuance costs included in loss on extinguishment of debt	As Adjusted
Operating income (loss)	$1.3	$1.2	$0.7	$—	$3.2
Operating margin (% of net sales)	0.3%				0.6%
Interest expense	5.8	—	—	—	5.8
Other income (expense) - net	0.5	—	—	1.1	1.6
Income (loss) before income taxes	(4.0)	1.2	0.7	1.1	(1.0)
Provision for income taxes	5.5	0.3	0.1	0.2	6.1
Less: Net income attributable to noncontrolling interest	0.1	—	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(9.4)	$0.9	$0.6	$0.9	$(7.0)
Diluted earnings (loss) per share	$(0.18)	$0.02	$0.01	$0.01	$(0.14)

	For the 13 Weeks Ended January 1, 2022
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Restructuring expenses	Unamortized debt issuance costs included in loss on extinguishment of debt	As Adjusted
Operating income (loss)	$47.2	$2.9	$3.2	$—	$53.3
Operating margin (% of net sales)	7.8%				8.8%
Interest expense	4.8	—	—	—	4.8
Other income (expense) - net	(15.3)	—	—	11.7	(3.6)
Income (loss) before income taxes	27.1	2.9	3.2	11.7	44.9
Provision for income taxes	7.3	0.6	0.7	2.5	11.1
Less: Net income attributable to noncontrolling interest	0.2	—	—	—	0.2
Net income (loss) attributable to Fossil Group, Inc.	$19.6	$2.3	$2.5	$9.2	$33.6
Diluted earnings (loss) per share	$0.37	$0.04	$0.05	$0.17	$0.64

	For the 52 Weeks Ended December 31, 2022
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Restructuring expenses	Unamortized debt issuance costs included in loss on extinguishment of debt	As Adjusted
Operating income (loss)	$(1.5)	$2.4	$6.1	$—	$7.0
Operating margin (% of net sales)	(0.1)%				0.4%
Interest expense	19.2	—	—	—	19.2
Other income (expense) - net	(1.4)	—	—	1.1	(0.3)
Income (loss) before income taxes	(22.1)	2.4	6.1	1.1	(12.5)
Provision for income taxes	21.4	0.5	1.3	0.2	23.4
Less: Net income attributable to noncontrolling interest	0.6	—	—	—	0.6
Net income (loss) attributable to Fossil Group, Inc.	$(44.2)	$1.9	$4.8	$0.9	$(36.6)
Diluted earnings (loss) per share	$(0.85)	$0.04	$0.09	$0.01	$(0.71)

	For the 52 Weeks Ended January 1, 2022
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Restructuring expenses	Unamortized debt issuance costs included in loss on extinguishment of debt	As Adjusted
Operating income (loss)	$92.6	$9.2	$21.9	$—	$123.7
Operating margin (% of net sales)	5.0%				6.6%
Interest expense	25.1	—	—	—	25.1
Other income (expense) - net	(14.5)	—	—	11.7	(2.8)
Income (loss) before income taxes	53.0	9.2	21.9	11.7	95.8
Provision for income taxes	26.4	1.9	4.6	2.5	35.4
Less: Net income attributable to noncontrolling interest	1.2	—	—	—	1.2
Net income (loss) attributable to Fossil Group, Inc.	$25.4	$7.3	$17.3	$9.2	$59.2
Diluted earnings (loss) per share	$0.48	$0.14	$0.33	$0.17	$1.12

Store Count Information

	January 1, 2022	Opened	Closed	December 31, 2022
Americas	162	—	11	151
Europe	125	—	14	111
Asia	83	5	8	80
Total stores	370	5	33	342

END OF RELEASE